Earnings Release

Company Contact:	First Potomac Realty Trust
Jaime N. Marcus	7600 Wisconsin Avenue
Director, Investor Relations	11th Floor
(301) 986-9200	Bethesda, MD 20814
jmarcus@first-potomac.com	www.first-potomac.com

FIRST POTOMAC REALTY TRUST REPORTS
FIRST QUARTER 2016 RESULTS

Successfully Executing on Strategic Plan to Improve Performance and Enhance Shareholder Value

Completed Sale of NOVA Non-Core Portfolio

Redeemed 5.8 Million 7.750% Series A Preferred Shares

BETHESDA, MD. (April 28, 2016) - First Potomac Realty Trust (NYSE: FPO), a leader in the ownership, management, development and redevelopment of office and business park properties in the greater Washington, D.C. region, reported results for the three months ended March 31, 2016.

First Quarter 2016 and Subsequent Highlights

•	Reported Core Funds From Operations of $14.8 million, or $0.24 per diluted share.

•	Increased same property net operating income by 7.9% on an accrual basis and 10.2% on a cash basis compared with the same period in 2015.

•	Increased occupied percentage to 92.3% from 88.0% at March 31, 2015.

•	Increased leased percentage to 94.1% from 91.8% at March 31, 2015.

•	Sold our NOVA Non-Core Portfolio, which was comprised of eight properties totaling 946,000 square feet.

•
Consistent with our previously announced Strategic Plan, redeemed 2.2 million shares of our 7.750% Series A Cumulative Redeemable Perpetual Preferred Shares (the "7.750% Series A Preferred Shares") on January 19, 2016 and an additional 3.6 million shares on April 27, 2016.

“During the first quarter, we continued to make progress on our Strategic Plan to improve performance and enhance shareholder value," stated Bob Milkovich, Chief Executive Officer of First Potomac Realty Trust. "We improved both our leased and occupied percentages, delivered very strong same-property NOI growth, continued to execute on the sale of non-core assets, and utilized the proceeds from asset sales to redeem 5.8 million of our 7.750% Series A Preferred Shares. We remain confident in our strategic plan to de-risk and de-lever First Potomac, and will continue to position ourselves to benefit from an improving Washington, D.C. office market over the longer term.”

First Quarter Results

Core Funds From Operations ("Core FFO") increased for the three months ended March 31, 2016 to $14.8 million, or $0.24 per diluted share, from $14.4 million, or $0.24 per

Earnings Release - Continued

diluted share, for the same period in 2015. The increase was primarily due to increases in Same Property Net Operating Income (“Same Property NOI”), as a result of higher occupancy in our portfolio, as well as decreases in general and administrative expenses and lower accrued dividends on our preferred shares. The increase in Core FFO was partially offset by decreases in net operating income related to property dispositions and a reduction in interest income due to the repayment of the $29.7 mezzanine loan on America's Square in the first quarter of 2015. In addition, at the beginning of 2016, we ceased capitalizing expenses related to Storey Park, including interest and real estate taxes, as the property is currently being marketed for sale.

Funds From Operations (“FFO”) available to common shareholders decreased to $12.8 million, or $0.21 per diluted share, for the three months ended March 31, 2016, from $15.1 million, or $0.25 per diluted share, for the same period in 2015. FFO for the three months ended March 31, 2015 included a $2.4 million yield maintenance payment we received with the prepayment of the $29.7 million mezzanine loan on America's Square. In addition, FFO for the three months ended March 31, 2016 included the write-off of $1.9 million of original issuance costs associated with the redemption of the 2.2 million shares of our 7.750% Series A Preferred Shares that were redeemed in the first quarter of 2016. The original issuance costs are deducted from net income to arrive at net loss available to common shareholders on our consolidated statements of operations.

A reconciliation between Core FFO and FFO available to common shareholders for the three months ended March 31, 2016 and 2015 is presented below (in thousands, except per share amounts):

	Three Months Ended March 31,
	2016		2015
	Amount	Per diluted share	Amount	Per diluted share
Core FFO	$14,755	$0.24	$14,425	$0.24
Issuance costs of redeemed preferred shares(1)	(1,904)	(0.03)	—	—
Yield maintenance payment(2)	—	—	2,426	0.04
Personnel separation costs	—	—	(405)	(0.01)
Loss on debt extinguishment	(48)	—	(489)	(0.01)
Deferred abatement and straight-line amortization(3)	—	—	(854)	(0.01)
FFO available to common shareholders	$12,803	$0.21	$15,103	$0.25

Net (loss) income	$(101)		$492
Net loss attributable to common shareholders per diluted common share(4)	$(0.07)		$(0.04)

(1)
Represents the original issuance costs associated with the 2.2 million 7.750% Series A Preferred Shares that were redeemed during the first quarter of 2016, which were deducted from net income to arrive at net loss available to common shareholders.

(2)
On February 24, 2015, the owners of America’s Square, a 461,000 square foot office complex located in Washington, D.C., prepaid a mezzanine loan that had an outstanding balance of $29.7 million, which was scheduled to mature on May 1, 2016. We received a yield maintenance payment of $2.4 million associated with the prepayment of the loan.

(3)	As a result of the sale of the Richmond Portfolio in March 2015, we accelerated the amortization of straight-line rents and deferred rent abatements related to those properties.

(4)
Reflects amounts attributable to noncontrolling interests and the impact of dividends on our 7.750% Series A Preferred Shares and issuance costs of redeemed 7.750% Series A Preferred Shares to arrive at net loss attributable to common shares.

Earnings Release - Continued

A reconciliation of net (loss) income to FFO available to common shareholders and Core FFO, as well as definitions and statements of purpose, are also included below in the financial tables accompanying this press release and under “Non-GAAP Financial Measures,” respectively.

Operating Performance

At March 31, 2016, our consolidated portfolio consisted of 73 buildings totaling 6.5 million square feet. Our consolidated portfolio was 94.1% leased and 92.3% occupied at March 31, 2016, compared with 92.1% leased and 90.3% occupied at December 31, 2015, and 91.8% leased and 88.0% occupied at March 31, 2015. Year-over-year, we achieved a 230 basis-point increase in our leased percentage and a 430 basis-point increase in our occupied percentage across our consolidated portfolio. The increase in occupancy during the first quarter of 2016 compared with the same period in 2015 is primarily a result of improvements in our same property portfolio, specifically at Atlantic Corporate Park, 1211 Connecticut Avenue, NW, 440 First Street, NW, Gateway 270 West, Hillside I and II and Crossways Commerce Center.

During the first quarter of 2016, we executed 166,000 square feet of leases, which consisted of 45,000 square feet of new leases and 121,000 square feet of renewal leases. The 121,000 square feet of renewal leases in the quarter, which included a 76,000 square foot renewal at Ammendale Business Park in Maryland, reflected a tenant retention rate of 71%, and we experienced negative net absorption of 7,000 square feet in the first quarter of 2016.

Same Property NOI increased 7.9% on an accrual basis for the three months ended March 31, 2016 compared with the same period in 2015. Same Property NOI increased across all four regions. More specifically, it increased 11.3% in Maryland, 9.4% in Southern Virginia, 6.8% in Northern Virginia and 4.1% in Washington, D.C. for the three months ended March 31, 2016 compared with the same period in 2015. These increases in Same Property NOI were primarily due to increases in occupancy at the following properties: 1211 Connecticut Avenue, NW and 440 First Street, NW, which are both located in Washington D.C.; Hillside I and II and Gateway 270 West, which are both located in Maryland; Atlantic Corporate Park, located in Northern Virginia; and Crossways Commerce Center, located in Southern Virginia.

A reconciliation of net (loss) income from our consolidated statements of operations to Same Property NOI and a definition and statement of purpose are included below in the financial tables accompanying this press release and under “Non-GAAP Financial Measures,” respectively.

A list of our properties, as well as additional information regarding our results of operations, and our definition of “strategic hold,” “reposition” and “non-core” as they relate to our portfolio, can be found in our First Quarter 2016 Supplemental Financial Information Report, which is posted on our website, www.first-potomac.com.

Dispositions

Consistent with our previously announced Strategic Plan to dispose of approximately $350 million of assets, we sold the NOVA Non-Core Portfolio for net proceeds of $90.5 million on March 25, 2016. We recorded an impairment charge of $26.9 million related to the sale of

Earnings Release - Continued

the NOVA Non-Core Portfolio based on the anticipated net proceeds in the fourth quarter of 2015, and we recorded an additional loss on the sale of $1.2 million in the first quarter of 2016. We used proceeds from the sale of the NOVA Non-Core Portfolio to redeem 3.6 million shares of our 7.750% Series A Preferred Shares on April 27, 2016.

In February 2016, we entered into a contract to sell Storey Park, a development site, located in the NoMa submarket of Washington, D.C. At this time, the property is no longer under contract, though we are continuing to pursue various dispositions strategies, including working with the previous prospective buyer. However we can provide no assurances regarding the timing or pricing of the sale, or that such sale will ultimately occur.

Aggregate net proceeds from dispositions identified as part of our Strategic Plan now total $151.4 million. This reflects the sale of the Northern Virginia Non-Core portfolio, as well as Cedar Hill I and III and Newington Business Park Center, which were sold in the fourth quarter of 2015.

7.750% Series A Preferred Shares Redemption

As previously disclosed, in December 2015, our Board of Trustees authorized the redemption of some or all of our outstanding 6.4 million 7.750% Series A Preferred Shares. On January 19, 2016 and April 27, 2016, we used proceeds from dispositions to redeem 2.2 million shares and 3.6 million shares, respectively, of our 7.750% Series A Preferred Shares at a redemption price of $25.00 per share, plus accrued dividends up to the applicable date of redemption.

Since January 2016, we have redeemed 5.8 million shares of our previously outstanding 6.4 million 7.750% Series A Preferred Shares. The remaining 0.6 million 7.750% Series A Preferred Shares have a face value of $15.0 million and are redeemable at any time with 30 days' prior written notice.

Balance Sheet

We had $719.3 million of gross debt outstanding at March 31, 2016, of which $247.7 million was fixed-rate debt, $300.0 million was hedged variable-rate debt and $171.6 million was unhedged variable-rate debt. The weighted average interest rate of our debt was 3.6% at March 31, 2016.

In the first quarter of 2016, we adopted Accounting Standards Update No. 2015-03, Simplifying the Presentation of Debt Issuance Costs ("ASU 2015-03"), which requires debt issuance costs to be presented in the balance sheet as a direct deduction from the carrying value of the respective debt liability and which is applied on a retrospective basis. Our gross debt balances exclude a total of $7.6 million and $8.0 million of unamortized deferred financing costs at March 31, 2016 and December 31, 2015, respectively.

Earnings Release - Continued

Dividends

On April 26, 2016, we declared a dividend of $0.10 per common share, equating to an annualized dividend of $0.40 per common share. The dividend will be paid on May 16, 2016 to common shareholders of record as of May 9, 2016. We also declared a dividend of $0.484375 per share on our 7.750% Series A Preferred Shares. The dividend will be paid on May 16, 2016 to preferred shareholders of record as of May 9, 2016.

Core FFO Guidance

We are raising the low end of our full-year 2016 Core FFO guidance from $0.98 to $0.99, bringing the updated range to $0.99 to $1.04 per diluted share. The following is a summary of the assumptions that we used in arriving at our guidance (unaudited, amounts in thousands except percentages and per share amounts):

	Expected Ranges
Portfolio NOI	$97,000	-	$100,000
Interest and Other Income(1)	$3,750	-	$4,250
FFO from Unconsolidated Joint Ventures	$5,250	-	$5,750
Interest Expense	$26,000	-	$28,000
G&A	$17,000	-	$18,000
Preferred Dividends(2)	$3,000	-	$3,600
Weighted Average Shares and OP Units(3)	60,200	-	60,500
Year-End Occupancy	91.0%	-	93.0%
Same Property NOI Growth - Accrual Basis	+1.5%	-	+3.0%

(1)	Assumes the $34 million 950 F Street, NW mezzanine loan, which is freely pre-payable with 30 days prior written notice, is not repaid during 2016.

(2)
We anticipate using proceeds from dispositions to redeem the $15 million of preferred shares that remain outstanding. However, we can provide no assurances regarding the timing of any potential preferred share redemptions, or that such redemptions will occur at all.

(3)
Assumes no additional share repurchases under the share repurchase program. However the program that was approved in July 2015 allows for up to five million common share repurchases through July 2016, of which 924,198 common shares have been repurchased to date.

Our guidance is also based on a number of other assumptions, many of which are outside our control and all of which are subject to change. We may change our guidance as actual and anticipated results vary from these assumptions.

Guidance Range for 2016	Low Range	High Range
Net loss attributable to common shareholders per diluted share	$(0.10)	$(0.08)
Real estate depreciation(1)	1.07	1.10
Net loss attributable to noncontrolling interests and items excluded from Core FFO per diluted share(2)	0.02	0.02
Core FFO per diluted share	$0.99	$1.04

(1)	Includes our pro-rata share of depreciation from our unconsolidated joint ventures and depreciation related to disposed properties.

(2)
Items excluded from Core FFO consist of personnel separation costs, the gains or losses associated with disposed properties, property impairment, loss on debt extinguishment, original issuance costs on redeemed preferred shares, and other non-recurring items.

Earnings Release - Continued

Investor Conference Call and Webcast

We will host a conference call on April 29, 2016 at 9:00 AM ET to discuss first quarter 2016 results. The conference call can be accessed by dialing (877) 705-6003 or (201) 493-6725 for international participants. A replay of the call will be available from 12:00 PM ET on April 29, 2016, until midnight ET on May 6, 2016. The replay can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers, and entering pin number 13634242.

A live broadcast of the conference call will also be available online at the Company’s website, www.first-potomac.com, on April 29, 2016 beginning at 9:00 AM ET. An online replay will follow shortly after the call and will continue for 90 days.

About First Potomac Realty Trust

First Potomac Realty Trust is a self-administered, self-managed real estate investment trust that focuses on owning, operating, developing and redeveloping office and business park properties in the greater Washington, D.C. region. FPO common shares (NYSE: FPO) and preferred shares (NYSE: FPO-PA) are publicly traded on the New York Stock Exchange. As of March 31, 2016, our consolidated portfolio totaled 6.5 million square feet. Based on annualized cash basis rent, our portfolio consists of 64% office properties and 36% business park and industrial properties. A key element of First Potomac's overarching strategy is its dedication to sustainability. Over one million square feet of First Potomac property is LEED Certified and over half of the portfolio's multi-story office square footage is LEED or Energy Star Certified.

Non-GAAP Financial Measures

Funds from Operations - Funds from operations (“FFO”), which is a non-GAAP measure used by many investors and analysts that follow the public real estate industry, represents net income (computed in accordance with U.S. generally accepted accounting principles (“GAAP”)), excluding gains (losses) on sales of rental property and impairments of rental property, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. We also exclude from our FFO calculation, the impact related to third parties from our consolidated joint venture. FFO available to common shareholders is calculated as FFO less accumulated dividends on our preferred shares for the applicable periods presented.

We consider FFO and FFO available to common shareholders useful measures of performance for an equity real estate investment trust (“REIT”) as they facilitate an understanding of the operating performance of our properties without giving effect to real estate depreciation and amortization, which assume that the value of rental property diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, we believe that FFO provides a meaningful indication of our performance. We also consider FFO an appropriate supplemental performance measure given its wide use by investors and analysts. We compute FFO in accordance with standards established by the National Association of Real Estate Investment Trusts (“NAREIT”), which may differ from the methodology for calculating FFO, or similarly titled measures, utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further,

Earnings Release - Continued

FFO does not represent amounts available for our discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions. Our methodology for computing FFO adds back noncontrolling interests in the income from our Operating Partnership in determining FFO. We believe this is appropriate as common Operating Partnership units are presented on an as-converted, one-for-one basis for shares of stock in determining FFO per diluted share.

Our presentation of FFO in accordance with NAREIT’s definition should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity.

Core FFO - We believe that the computation of FFO in accordance with NAREIT’s definition includes certain items that are not indicative of the results provided by our operating portfolio and affect the comparability of our period-over-period performance. These items include, but are not limited to, gains and losses on the retirement of debt, legal costs associated with the informal U.S. Securities and Exchange Commission’s (“SEC”) inquiry, personnel separation costs, contingent consideration charges, acceleration of deferred abatement and straight-line amortization, gains on the receipt of yield maintenance payments from the prepayment of a note receivable and acquisition costs. Core FFO is presented less accumulated dividends on our preferred shares for all the periods presented.

Our presentation of Core FFO should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity. Our FFO and Core FFO calculations are reconciled to net income (loss) in our Consolidated Statements of Operations included in this release.

Same Property NOI - Same Property Net Operating Income (“Same Property NOI”), defined as property revenues (rental and tenant reimbursements and other revenues) less property operating expenses (real estate taxes, property operating and insurance expenses) from the consolidated properties owned by us and in-service for the entirety of the periods presented, is a primary performance measure we use to assess the results of operations at our properties. Same Property NOI is a non-GAAP measure. As an indication of our operating performance, Same Property NOI should not be considered an alternative to net income calculated in accordance with GAAP. A reconciliation of our Same Property NOI to net (loss) income is presented below. The Same Property NOI results exclude the collection of termination fees, as these items vary significantly period-over-period, thus impacting trends and comparability. Also, Same Property NOI includes a normalized management fee percentage in lieu of an administrative overhead allocation for comparative purposes. We eliminate depreciation and amortization expense, which are property level expenses, in computing Same Property NOI as these are non-cash expenses that are based on historical cost accounting assumptions and management believes these expenses do not offer the investor significant insight into the operations of the property. This presentation allows management and investors to determine whether growth or declines in net operating income are a result of increases or decreases in property operations or the acquisition or disposition of additional properties. While this presentation provides useful information to management and investors, the results below should be read in conjunction with the results from the consolidated statements of operations to provide a complete depiction of our total performance.

Earnings Release - Continued

Forward Looking Statements

The forward-looking statements contained in this press release, including statements regarding our 2016 Core FFO guidance and related assumptions, the execution of our strategic plan, potential dispositions and the timing and pricing of such dispositions, future acquisition and growth opportunities and the redemption of our preferred shares, are subject to various risks and uncertainties. Although we believe the expectations reflected in any forward-looking statements contained herein are based on reasonable assumptions, there can be no assurance that our expectations will be achieved. Certain factors that could cause actual results to differ materially from our expectations include changes in general or regional economic conditions; our ability to timely lease or re-lease space at current or anticipated rents; changes in interest rates; changes in operating costs; our ability to complete acquisitions and dispositions on acceptable terms, or at all; our ability to manage our current debt levels and repay or refinance our indebtedness upon maturity or other required payment dates; our ability to maintain financial covenant compliance under our debt agreements; our ability to maintain effective internal controls over financial reporting and disclosure controls and procedures; any impact of the informal inquiry initiated by the SEC; our ability to obtain debt and/or financing on attractive terms, or at all; changes in the assumptions underlying our earnings and Core FFO guidance and other risks detailed in our Annual Report on Form 10-K and described from time to time in our filings with the SEC. Many of these factors are beyond our ability to control or predict. Forward-looking statements are not guarantees of performance. For forward-looking statements herein, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. We assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events. We do not intend to, and expressly disclaim any duty to, update or revise the forward-looking statements in this discussion to reflect changes in underlying assumptions or factors, new information, future events or otherwise, after the date hereof, except as may be required by law. In light of these risks and uncertainties, you should not rely upon these forward-looking statements after the date of this report and should keep in mind that any forward-looking statement made in this discussion, or elsewhere, might not occur.

Earnings Release - Continued

Consolidated Statements of Operations
(unaudited, amounts in thousands, except per share amounts)

	Three Months Ended March 31,
	2016	2015
Revenues:
Rental	$33,844	$34,379
Tenant reimbursements and other	8,853	9,470
Total revenues	42,697	43,849
Operating expenses:
Property operating	11,537	13,113
Real estate taxes and insurance	5,216	5,042
General and administrative	4,578	5,526
Depreciation and amortization	15,006	16,335
Total operating expenses	36,337	40,016
Operating income	6,360	3,833
Other expenses (income):
Interest expense	6,816	6,908
Interest and other income	(1,003)	(3,828)
Equity in earnings of affiliates	(555)	(346)
Loss on sale of rental property	1,155	—
Loss on debt extinguishment	48	—
Total other expenses (income)	6,461	2,734
(Loss) income from continuing operations	(101)	1,099
Discontinued operations:
Loss from operations	—	(975)
Loss on debt extinguishment	—	(489)
Gain on sale of rental property	—	857
Loss from discontinued operations	—	(607)
Net (loss) income	(101)	492
Less: Net loss attributable to noncontrolling interests	147	112
Net income attributable to First Potomac Realty Trust	46	604
Less: Dividends on preferred shares	(2,248)	(3,100)
Less: Issuance costs of redeemed preferred shares	(1,904)	—
Net loss attributable to common shareholders	$(4,106)	$(2,496)

Basic and diluted earnings per common share:
Loss from continuing operations available to common shareholders	$(0.07)	$(0.03)
Loss from discontinued operations available to common shareholders	—	(0.01)
Net loss available to common shareholders	$(0.07)	$(0.04)
Weighted average common shares outstanding:
Basic and diluted	57,542	58,225

Earnings Release - Continued

Reconciliation of Net (Loss) Income to FFO and Core FFO
(unaudited, amounts in thousands, except per share amounts)

	Three Months Ended March 31,
	2016	2015
Net (loss) income	$(101)	$492
Net loss attributable to noncontrolling interests	147	112
Net income attributable to First Potomac Realty Trust	46	604
Depreciation and amortization:
Rental property	15,006	16,335
Discontinued operations	—	1,222
Unconsolidated joint ventures	881	1,011
Loss (gain) on sale of rental property	1,155	(857)
Net loss attributable to noncontrolling interests in the Operating Partnership	(133)	(112)
Funds from operations ("FFO")	16,955	18,203
Dividends on preferred shares	(2,248)	(3,100)
Issuance costs of redeemed preferred shares	(1,904)	—
FFO available to common shareholders	12,803	15,103
Issuance costs of redeemed preferred shares	1,904	—
Yield maintenance payment	—	(2,426)
Personnel separation costs	—	405
Loss on debt extinguishment	48	489
Deferred abatement and straight-line amortization	—	854
Core FFO	$14,755	$14,425

FFO available to common shareholders per share – basic and diluted	$0.21	$0.25
Core FFO per share – diluted	$0.24	$0.24
Weighted average common shares and units outstanding:
Basic	60,149	60,856
Diluted	60,234	60,986

Earnings Release - Continued

Consolidated Balance Sheets
(amounts in thousands, except per share amounts)

	March 31, 2016	December 31, 2015
	(unaudited)
Assets:
Rental property, net	$1,140,638	$1,130,266
Assets held-for-sale	—	90,674
Cash and cash equivalents	15,149	13,527
Escrows and reserves	1,893	2,514
Accounts and other receivables, net of allowance for doubtful accounts of $830 and $876, respectively	8,269	9,868
Accrued straight-line rents, net of allowance for doubtful accounts of $128 and $105, respectively	38,443	36,888
Notes receivable	34,000	34,000
Investment in affiliates	48,353	48,223
Deferred costs, net	36,149	36,537
Prepaid expenses and other assets	6,420	6,950
Intangibles assets, net	30,629	32,959
Total assets	$1,359,943	$1,442,406
Liabilities:
Mortgage loans, net	$314,404	$307,769
Unsecured term loan, net	299,318	299,404
Unsecured revolving credit facility, net	97,946	116,865
Liabilities held-for-sale	—	1,513
Accounts payable and other liabilities	45,925	47,972
Accrued interest	1,644	1,603
Rents received in advance	6,612	6,003
Tenant security deposits	4,982	4,982
Deferred market rent, net	2,064	2,154
Total liabilities	772,895	788,265
Noncontrolling interests in the Operating Partnership	26,607	28,813
Equity:
Preferred Shares, $0.001 par value, 50,000 shares authorized:
7.750% Series A Preferred Shares, $25 liquidation price, $0.001 par value, 4,200 and 6,400 shares issued and outstanding, respectively	105,000	160,000
Common shares, $0.001 par value, 150,000 shares authorized; 58,093 and 57,718 shares issued and outstanding, respectively	58	58
Additional paid-in capital	910,977	907,220
Noncontrolling interests in consolidated partnerships	786	800
Accumulated other comprehensive loss	(3,186)	(2,360)
Dividends in excess of accumulated earnings	(453,194)	(440,390)
Total equity	560,441	625,328
Total liabilities, noncontrolling interests and equity	$1,359,943	$1,442,406

Earnings Release - Continued

Same Property Analysis
(unaudited, dollars in thousands)

Same Property NOI(1)	Three Months Ended March 31,
	2016	2015
Total base rent	$31,151	$29,711
Tenant reimbursements and other	7,996	7,846
Property operating expenses(2)	(10,191)	(10,660)
Real estate taxes and insurance	(4,708)	(4,433)
Same Property NOI - accrual basis	24,248	22,464

Straight-line revenue, net	180	(271)
Deferred market rental revenue, net	79	44
Same Property NOI - cash basis	$24,507	$22,237

Same property occupancy at March 31,	92.3%	88.7%
Change in same-property NOI - accrual basis	7.9%
Change in same-property NOI - cash basis	10.2%

Same-property percentage of total portfolio (sf)	100.0%

Reconciliation of Net (Loss) Income to Same-Property NOI	Three Months Ended March 31,
	2016	2015
Net (loss) income	$(101)	$492
Loss from discontinued operations	—	607
Total other expenses(3)	6,461	2,734
General and administrative expense	4,578	5,526
Depreciation and amortization expense	15,006	16,335
Less: Non-same property NOI(4)	(1,696)	(3,230)
Same Property NOI - accrual basis	$24,248	$22,464

Change in Same Property NOI (accrual basis)
By Region	Three Months Ended March 31, 2016	Percentage of Base Rent
Washington, D.C.	4.1%	29%
Maryland	11.3%	28%
Northern Virginia	6.8%	23%
Southern Virginia	9.4%	20%

By Type
Business Park / Industrial	5.5%	33%
Office	9.5%	67%

(1)
Same property comparisons are based upon those consolidated properties owned and in-service for the entirety of the periods presented. Same property results for the three months ended March 31, 2016 and 2015 exclude the operating results of all disposed properties and the following non-same property that was owned as of March 31, 2016: Storey Park.

(2)	Same property operating expenses have been adjusted to reflect a normalized management fee in lieu of an administrative overhead allocation for comparative purposes.

(3)
Includes interest expense, interest and other income, equity in earnings of affiliates, loss on sale of rental property and loss on debt extinguishment, which are collectively shown under other expenses (income) on our consolidated statements of operations.

(4)
Includes property results for: Storey Park and all properties that were disposed of prior to March 31, 2016 and whose operations remained classified within continuing operations for the periods we owned the property. Also, includes an administrative overhead allocation, which was replaced by a normalized management fee for comparative purposes, and termination fee income.